                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENT FILED PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13d-2

                             ANC Rental Corporation
                             ----------------------
                                (Name of Issuer)

                          Common Stock, $.01 Par Value
                         ------------------------------
                         (Title of Class of Securities)

                                  0081813 10 4
                                  ------------
                                 (CUSIP Number)

                               December 21, 2001
                               -----------------
              Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]     Rule 13d-1(b)
[X]     Rule 13d-1(c)
[ ]     Rule 13d-1(d)


---------------

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13G

CUSIP NO. 001813 10 4                                         PAGE 2 OF 7 PAGES
         -------------                                            ---  ---

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON/
   1     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only)
         Dan Breeden, Jr.
--------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [ ]
   2
                                                                        (b) [ ]
--------------------------------------------------------------------------------
          SEC USE ONLY
    3

--------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
    4
          United States
--------------------------------------------------------------------------------
                              SOLE VOTING POWER
                       5
                              3,422,740(1)
     Number of      ------------------------------------------------------------
      Shares                  SHARED VOTING POWER
   Beneficially        6
     Owned by                 0
       Each         ------------------------------------------------------------
     Reporting                SOLE DISPOSITIVE POWER
      Person           7
       With                   3,422,740(1)
                    ------------------------------------------------------------
                              SHARED DISPOSITIVE POWER
                       8
                              0
--------------------------------------------------------------------------------
           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
           3,422,740(1)
--------------------------------------------------------------------------------
           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
           EXCLUDES CERTAIN SHARES                                          [ ]
   10

--------------------------------------------------------------------------------
           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
   11
           7.6%
--------------------------------------------------------------------------------
           TYPE OF REPORTING PERSON
   12
           IN
--------------------------------------------------------------------------------

(1) Represents 3,422,740 shares of Common Stock held by DCB Holdings, Inc., a Florida corporation, of which the sole voting shareholder is Dan Breeden, Jr.

                                       13G

CUSIP NO. 001813 10 4                                         PAGE 3 OF 7 PAGES
         -------------                                            ---  ---

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON/
   1     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only)
         DCB Holdings, Inc.
--------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [ ]
   2
                                                                        (b) [ ]
--------------------------------------------------------------------------------
          SEC USE ONLY
    3

--------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
    4
          Florida
--------------------------------------------------------------------------------
                              SOLE VOTING POWER
                       5
                              3,422,740 (1)
     Number of      ------------------------------------------------------------
      Shares                  SHARED VOTING POWER
   Beneficially        6
     Owned by                 0
       Each         ------------------------------------------------------------
     Reporting                SOLE DISPOSITIVE POWER
      Person           7
       With                   3,422,740 (1)
                    ------------------------------------------------------------
                              SHARED DISPOSITIVE POWER
                       8
                              0
--------------------------------------------------------------------------------
           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
           3,422,740 (1)
--------------------------------------------------------------------------------
           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
           EXCLUDES CERTAIN SHARES                                          [ ]
   10

--------------------------------------------------------------------------------
           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
   11
           7.6%
--------------------------------------------------------------------------------
           TYPE OF REPORTING PERSON
   12
           CO
--------------------------------------------------------------------------------
(1) Represents 3,422,740 shares of Common Stock held by DCB Holdings, Inc., a Florida corporation of which the sole voting shareholder is Dan Breeden, Jr.

                                       13G

CUSIP NO. 001813 10 4                                         PAGE 4 OF 7 PAGES
         -------------                                            ---  ---

ITEM 1(A)     NAME OF ISSUER:

              ANC Rental Corporation

ITEM 1(B).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              200 South Andrews Avenue
              Ft. Lauderdale, FL 33301

ITEM 2(A).    NAME OF PERSON FILING:

              This Statement on Schedule 13G is being filed jointly by Dan Breeden, Jr. ("Mr. Breeden") and DCB Holdings, Inc., a Florida corporation ("DCB"). Mr. Breeden is the President, sole director and sole shareholder of DCB. DCB's principal business is to make, hold, and manage investments.


ITEM 2(B).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

              Mr. Breeden's business address is 961 E. Main Street Spartanburg, South Carolina 29302. The business address of DCB is 450 East Las Olas Boulevard, Suite 1500, Fort Lauderdale, Florida 33301.


ITEM 2(C).    CITIZENSHIP:

              Mr. Breeden is a citizen of the United States of America. DCB is a Florida corporation.


ITEM 2(D).    TITLE OF CLASS OF SECURITIES:

              Common Stock, par value $.01 per share ("Common Stock").


ITEM 2(E).    CUSIP NUMBER: 001813 10 4


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

              (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.

              (b) [ ]   Bank as defined in Section 3(a)(6) of the Exchange Act.

              (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

                                       13G

CUSIP NO. 001813 10 4                                         PAGE 5 OF 7 PAGES
         -------------                                            ---  ---

              (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

              (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

              (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

              (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

              (h) [ ] A savings associative as defined in Section 3(b) of the Federal Deposit Insurance Act;

              (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

              (j) [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


         If this statement is filed pursuant to Rule 13d-1(c), check this box. |X|


ITEM 4.       OWNERSHIP.

              Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

              DAN BREEDEN, JR.

              (a) Amount beneficially owned: 3,422,740. As the President, sole director and sole shareholder of DCB, Mr. Breeden may be deemed to beneficially own the 3,422,740 shares of Common Stock beneficially owned by DCB described below.

              (b)   Percent of class:  7.6%.

              (c)   Number of shares as to which such person has:

                    (i)    Sole power to vote or to direct the vote    3,422,740

                    (ii)   Shared power to vote or to direct the vote       0

                    (iii)  Sole power to dispose or to direct the
                           disposition of                              3,422,740

                    (iv)   Shared power to dispose or to direct
                           the disposition of                               0

                                       13G

CUSIP NO. 001813 10 4                                         PAGE 6 OF 7 PAGES
         -------------                                            ---  ---

              DCB:

              (a)   Amount beneficially owned: 3,422,740.

              (b)   Percent of class: 7.6%.

              (c)   Number of shares as to which such person has:

                    (i)    Sole power to vote or to direct the vote    3,422,740

                    (ii)   Shared power to vote or to direct the vote       0

                    (iii)  Sole power to dispose or to direct the
                           disposition of                              3,422,740

                    (iv)   Shared power to dispose or to direct the
                           disposition of                                   0

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                       If this statement is being filed to report the fact that
              as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

              Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

              Not Applicable

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

              Not Applicable

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.

              Not Applicable

                                       13G

CUSIP NO. 001813 10 4                                         PAGE 7 OF 7 PAGES
         -------------                                            ---  ---

ITEM 10.      CERTIFICATIONS.

                       By signing below I certify that, to the best of my
              knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: December 31, 2001               /s/ Dan Breeden, Jr.
                                       -----------------------------------------
                                       DAN BREEDEN, JR.



Dated: December 31, 2001               DCB HOLDINGS, INC., a Florida
                                       corporation



                                       By: /s/ Dan Breeden, Jr.
                                       -----------------------------------------
                                       Dan Breeden, Jr.
                                       President

                                                                       EXHIBIT 1

                             JOINT FILING AGREEMENT

         The undersigned hereby agree that this Statement on Schedule 13G with respect to the Common Stock of ANC Rental Corporation of even date herewith is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.


Dated: December 31, 2001               /s/ Dan Breeden, Jr.
                                       -----------------------------------------
                                       DAN BREEDEN, JR.



Dated: December 31, 2001               DCB HOLDINGS, INC., a Florida
                                       corporation



                                       By: /s/ Dan Breeden, Jr.
                                       -----------------------------------------
                                       Dan Breeden, Jr.
                                       President